Employee Form

EXHIBIT 10.1

October 21, 2021

Paul Johnson

___________

___________

Dear Paul:

23andMe Holding Co. (together with its subsidiary, 23andMe, Inc., the "Company") is pleased to offer to you the following employment terms:

1.
Commencement of Employment. As you know, Lemonaid Health, Inc., a Delaware corporation ("Lemonaid") has agreed to be acquired by the Company, which transaction is referred to herein as the "Merger." Subject to your acceptance of the terms herein, as set forth in Section 16, your employment under the terms of this letter will commence on the date the Merger is consummated (your "Start Date"). Notwithstanding any provision of this offer letter to the contrary, if (i) the Merger is not consummated, or (ii) your employment with Lemonaid terminates under any circumstances before the date that the Merger closes, this offer letter will thereupon automatically be null and void and without effect, and neither you nor the Company will have any rights or obligations hereunder.
2.
Position. Upon commencement of employment with the Company, your title will be Vice President and General Manager -- Consumer. By signing this offer letter agreement, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your employment duties.
3.
Cash Compensation. Your base salary, at the annual rate of $525,000, will be payable for the remainder of 2021 in accordance with Lemonaid’s current standard payroll schedule, and starting on January 1, 2022, will be payable in accordance with the Company’s then-standard payroll schedule. Your base salary will not be reduced other than in connection with a reduction that applies generally to other similar members of the senior management of the Company. The Lemonaid 2021 Bonus Program will remain in effect with respect to calendar year 2021, in accordance with its terms. You will be eligible to participate in any annual cash bonus or incentive plan established by the Company for senior management employees for each fiscal year, beginning with the fiscal year 2022.
4.
Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of benefit plans sponsored by the Company beginning January 1, 2022. Until such time, you will continue to participate in your current Lemonaid-sponsored benefit plans. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.
5.
Equity. Subject to the approval of the Compensation Committee of the Company’s Board of Directors (the "Committee") or its designee, you will be granted $6,200,000 in equity under the 23andMe Holding Co. 2021 Incentive Equity Plan (the "Plan"), the value of which shall be split equally between restricted stock units ("RSUs"), calculated as set forth in the note below1, and an option (an “Option”) to purchase a number of shares of the Company’s Class A Common Stock (the "Class A Common Stock") determined on the date of grant using the Black-Scholes-Merton option valuation methodology (or, in the Committee’s sole discretion, using another valuation methodology consistent with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation). The exercise price per share for the Option shall be equal to the closing sales price of Class A Common Stock during regular trading hours on the date of grant or, if there were no trades on that date, the latest preceding date upon which a sale was reported. The RSUs and the Option shall be subject to a four-year vesting period, with an initial twenty-five percent (25%) vesting after twelve (12) months of continuous service, and quarterly vesting thereafter, subject to your continued service for the Company, the terms and conditions of the applicable Award Agreement and applicable tax withholding obligations.

_______________________

1 The number of RSUs will be calculated based on the number of shares of Class A Common Stock determined by dividing $3,100,000 by the average closing price of the Class A Common Stock on the Nasdaq Stock Exchange for all trading days occurring during the 90 consecutive calendar day period preceding (but excluding) the Start Date, rounded up to the nearest whole share.

6.
Invention Assignment and Confidentiality Agreement. To protect the interests of the Company, like all Company employees, you will be required to sign the Company's standard Employee Invention Assignment and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement is attached as Exhibit A. Please note this agreement contains many very important provisions, including (without limitation) those that require the assignment of inventions, disclosure of inventions, obligations of confidentiality, and rights to use your name and likeness, etc. Please review the agreement carefully.
7.
Third-Party Confidential Information. The Company also wants to protect the confidential information of third parties. Thus, please do not bring or disclose to the Company or use in the performance of your duties for the Company any confidential or proprietary information of a prior employer or any other third party, whether or not created or developed by you. Moreover, by accepting this offer, you are representing that you are not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit you from, accepting this offer and performing fully your duties and responsibilities to the Company.
8.
At-Will Employment. Employment with the Company is for no specific period of time. You understand that your employment with the Company will be “at-will,” which means that either you or the Company may terminate your employment at any time and for any reason, with or without prior notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in an express written agreement signed by you and the CEO of the Company.
9.
Proof of Authorization to Work in the United States. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Attached as Exhibit B is the I-9 document that you will be required to complete on your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination. This offer is contingent on your securing valid immigration status and work authorization before your expected start date and maintaining your valid immigration status and work authorization throughout your employment. You agree that you will cooperate with the Company to complete all paperwork and forms necessary to obtain such status.
10.
Representations. You represent and warrant that the credentials and information you provided to the Company related to your qualifications and ability to perform this position are true and correct.
11.
Company Policies. You agree to abide by all applicable Company policies disclosed to you from time to time during the term of your employment.
12.
California Employee Privacy Notice. The California Consumer Privacy Act ("CCPA") imposes specific obligations on businesses processing personal information of California residents, to provide notice that identifies the categories of personal information Company may collect, and why Company collects such information. You are a California resident if you are either an: (1) individual who is in California for a temporary or transitory purpose; or (2) individual who is domiciled in California, who is outside of California for a temporary or transitory purpose. For clarity, all other individuals are not California residents. Attached as Exhibit C is the California Employee Privacy Notice. Please refer to this document to understand Company’s privacy practices regarding your personal information as is it relates to your employment with Company.
13.
Tax Matters and Tax Advice. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Compensation Committee related to tax liabilities arising from your compensation, including any equity granted to you.

14.
Interpretation, Amendment and Enforcement. This offer letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior or contemporaneous agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or of any issues arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by this letter agreement and California law, excluding, however, laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Santa Clara County, California in connection with any Dispute or any claim related to any Dispute.
15.
Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. In addition, while you render services to the company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.
16.
Acceptance. Please sign and date this offer letter agreement in the space indicated and return it to me. This offer letter agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together will constitute one and the same agreement. Execution of a facsimile, electronic or pdf copy will have the same force and effect as execution of an original, and a facsimile, pdf or electronic signature will be deemed an original and valid signature. Please also complete and return the attached Employee Invention Assignment and Confidentiality Agreement and return with this letter agreement.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Fred Kohler

Fred Kohler

VP, People

I have read and understood this offer letter agreement and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Paul Johnson

Signature of Paul Johnson

Date Signed: October 21, 2021

Exhibits; Enclosures:

Exhibit A-Employee Invention Assignment and Confidentiality Agreement

Exhibit B- I-9 Form

Exhibit C California Employee Privacy Notice